EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-218694) relating to the 2017 Equity Incentive Plan of Shoe Carnival, Inc., Registration Statements on Form S-8 (Nos. 333-183748,  as amended, 333-153421, 333-117231, and 333-60114) relating to the 2000 Stock Option and Incentive Plan of Shoe Carnival, Inc., and the Registration Statement on Form S-8 (No. 033-80979) relating to the Employee Stock Purchase Plan of Shoe Carnival, Inc., of  our reports dated April 2, 2019, relating to the financial statements and financial statement schedule of Shoe Carnival, Inc., and the effectiveness of Shoe Carnival, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of  Shoe Carnival, Inc. for the year ended February 2, 2019.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana

April 2, 2019